EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Towerstream Corporation on Form S-3 of our report dated March 17, 2011, with respect to our audits of the consolidated financial statements of Towerstream Corporation and Subsidiaries as of December 31, 2010 and 2009 and for the years then ended appearing in the Annual Report on Form 10-K of Towerstream Corporation for the year ended December 31, 2010. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
May 10, 2011